Exhibit 21.1
SEAPORT ENTERTAINMENT GROUP INC.
LIST OF SUBSIDIARIES:

Entity	Jurisdiction
Seaport Entertainment Management, LLC	Delaware
Summerlin Baseball Club Member, LLC	Delaware
Clark County Las Vegas Stadium, LLC	Delaware
Summerlin Las Vegas Baseball Club, LLC	Delaware
Fashion Show Mall Air Rights Developer, LLC	Delaware
Seaport District NYC, Inc.	Delaware
Seaport Marketplace Theatre, LLC	Maryland
117 Beekman Street Holdings, LLC	Delaware
170 John Street Holdings, LLC	Delaware
80 South, LLC	Delaware
85 South Street LLC	Delaware
South Street Seaport Limited Partnership	Maryland
Seaport Marketplace, LLC	Maryland
HHC JG NFT Member, LLC	Delaware
Seaport Management Development Company, LLC	Delaware
Seaport Development Holdings, LLC	Delaware
Marginal Street Development, LLC	Delaware
Seaport Phase 1 Holdings, LLC	Delaware
HHC Fulton Retail LLC	Delaware
HHC Fulton Club, LLC	Delaware
Howard Hughes New York Regional Center, LLC	Delaware

Seaport Hospitality, LLC	Delaware
HHC 33 Peck Slip Member, LLC	Delaware
Grandview SHG, LLC	California
HHC 33 Peck Slip Holdings, LLC	Delaware
HHC 33 Peck Slip Resources, LLC	Delaware
SSSLP Pier 17 Restaurant C101, LLC	Delaware
Pier 17 Restaurant C101, LLC	Delaware
HHC Seafood Market Member, LLC	Delaware
Fulton Seafood Market, LLC	Delaware
Pier 17 HHC Member, LLC	Delaware
Pier 17 Seafood Restaurant, LLC	Delaware
250 Seaport District, LLC	Delaware
Pier 17 GR Restaurant, LLC	Delaware
HHC Bridgeview, LLC	Delaware
HHC Cobblestones, LLC	Delaware
HHC Riverdeck, LLC	Delaware
1360 Schermerhorn, LLC	Delaware
HHC Blockhouse, LLC	Delaware
MF Seaport, LLC	Delaware
HHC Pier Village, LLC	Delaware
Pier 17 Bar, LLC	Delaware
Pier 17 F Restaurant, LLC	Delaware
HHC F Box Event Space, LLC	Delaware
Seaport Marketing Services, LLC	Texas

Bridgeview F&B, LLC	Delaware
HHC Spice, LLC	Delaware
HHC Lawn Games Member, LLC	Delaware
HHC Lawn Games, LLC	Delaware
Seaport Emerging Technologies LLC	Delaware
JG Restaurant HoldCo LLC	Delaware
JG NFT, LLC	Delaware
SEG Revolver, LLC	Delaware